EXHIBIT 10.5

THE FEDERAL HOME LOAN BANK OF CINCINNATI
BENEFIT EQUALIZATION PLAN
(2002 Restatement)
(As Amended through October 2002)

     Effective January 1, 2002, THE FEDERAL HOME LOAN BANK OF CINCINNATI (the “Bank”) hereby amends and completely restates its Benefit Equalization Plan as follows.

INTRODUCTION

     The purpose of this Benefit Equalization Plan (the “Plan”) is to provide to a certain select group of management and highly compensated employees of the Bank the benefits which would have been payable under the Comprehensive Retirement Program of the Financial Institutions Retirement Fund, and benefits equivalent to the matching contributions and 401(k) contributions which would have been available under the Financial Institutions Thrift Plan, but for the limitations placed on benefits and matching contributions for such employees by Sections 401(a)(17), 401(k)(3)(A)(ii), 401(m), 402(g) and 415 of the Internal Revenue Code of 1986.

     This Plan is unfunded and all benefits payable under this Plan shall be paid solely out of the general assets of the Bank. No benefits under this Plan shall be payable by the Financial Institutions Retirement Fund or its assets or by the Financial Institutions Thrift Plan or its assets.

ARTICLE I. DEFINITIONS

     For purposes of the Plan, these terms shall have the following meanings:

     1.01 “Actuary” means the independent consulting actuary retained by the Bank to assist the Committee in its administration of the Plan.

     1.02 “Bank” means THE FEDERAL HOME LOAN BANK OF CINCINNATI and each subsidiary or affiliated company thereof which participates in the Plan.

     1.03 “Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article VI of the Plan to receive the benefit, if any, payable upon the death of a Member of the Plan.

     1.04 “Board of Directors” means the Board of Directors of the Bank.

     1.05 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

     1.06 “Code Limitations” mean the cap on compensation taken into account by a plan under Code Section 401(a)(17), the limitations on 401(k) contributions necessary to meet the average deferral percentage (“ADP”) test under Code Section 401(k)(3)(A)(ii), the limitations on employee and matching contributions necessary to meet the average contribution percentage (“ACP”) test under Code Section 401(m), the dollar limitations on elective deferrals under Code Section 402(g), and the overall limitations on contributions and benefits imposed on qualified plans by Code Section 415, as such provisions may be amended from time to time, and any similar successor provisions of federal tax law.

     1.07 “Committee” means the Personnel Committee of the Board of Directors, which is authorized to administer the Plan, or other persons or sub-committees as it may appoint from time to time to supervise certain administrative functions of the Plan.

     1.08 “Disabled” means either (i) to have been determined by the Social Security Administration to be eligible for disability benefits under Title II of the Federal Social Security Act, (ii) to be eligible for disability benefits under the Bank’s long-term disability plan, or (iii) to be eligible for disability retirement benefits under the Thrift Plan or the Retirement Fund.

     1.09 “Member” means any person included in the membership of the Plan as provided in Article II.

     1.10 “Retirement Fund” means the Comprehensive Retirement Program of the Financial Institutions Retirement Fund, a qualified and tax-exempt defined benefit pension plan and trust under Sections 401(a) and 501(a) of the Code, as adopted by the Bank.

     1.11 “Plan” means The Federal Home Loan Bank of Cincinnati Benefit Equalization Plan, as set forth herein or as it may be amended or restated from time to time.

     1.12 “Thrift Plan” means the Financial Institutions Thrift Plan, a qualified and tax-exempt defined contribution plan and trust under Sections 401(a) and 501(a) of the Code, as adopted by the Bank.

ARTICLE II. MEMBERSHIP

     2.01 Each employee of the Bank who is included in the membership of the Retirement Fund shall become a Member of the Plan on the earliest date on which he, or his beneficiary, would have been entitled to receive a benefit under Section 3.01 of the Plan had he become a retirant of the Retirement Fund, or died or become Disabled while in active service on such date. If on the date that payment of a Member’s benefit from the Retirement Fund commences, the employee who is a Member under this Section is not entitled under Section 3.01 of the Plan to receive a benefit under the Plan, his membership in the Plan shall terminate on such date.

     2.02 Each employee of the Bank who is included in the membership of the Thrift Plan shall become a Member of the Plan on the earliest date on which he is credited with an elective contribution addition or makeup contribution addition under Section 4.01 or 4.02 of the Plan.

     2.03 A benefit shall be payable under the Plan to or on account of a Member only upon the Member’s retirement, death, disability or other termination of employment with the Bank.

ARTICLE III. AMOUNT AND PAYMENT OF PENSION BENEFITS

     3.01 The amount, if any, of the annual pension benefit payable to or on account of a Member pursuant to the Plan shall equal the excess of (i) over (ii), as determined by the Committee, where:

“(i)”	is the annual pension benefit (as calculated by the Retirement Fund on the basis of the form of payment elected under it by the Member) that would otherwise be payable to or on account of the Member by the Retirement Fund if its provisions were administered without regard to the Code Limitations and on the basis of salary unreduced by the amount of any elective contributions under Article IV of this Plan; and

“(ii)”	is the annual pension benefit (as calculated by the Retirement Fund on the basis of the form of payment elected under it by the Member) that is payable to or on account of the Member by the Retirement Fund under the Regulation after giving effect to any reduction of such benefit required by the Code Limitations and on the basis of salary reduced by the amount of any elective contributions under Article IV of this Plan.

For purposes of this Section 3.01, “annual pension benefit” includes any “Active Service Death Benefit,” “Disability Retirement Benefit,” “Retirement Adjustment Payment,” “Annual Increment” and “Single Purchase Fixed Percentage Adjustment” which the Bank elected to provide its employees under the Retirement Fund.

     3.02 Unless the Member elects an optional form of payment under the Plan pursuant to Section 3.03 below, the annual pension benefit, if any, payable to or on account of a Member under Section 3.01 above, shall be converted by the Actuary and shall be payable to or on account of the member in the “Regular Form” of payment, utilizing for that purpose the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence. For purposes of the Plan, the “Regular Form” of payment means an annual pension benefit payable for the Member’s lifetime and the death benefit described in Section 3.04 below.

     3.03 (a) A Member may, with the consent of the Committee, elect in writing to have the annual pension benefit, if any, payable to or on account of a Member under Section 3.02 above converted by the Actuary to any optional form of payment then permitted under the Retirement Fund or to an annuity for 5, 10, or 15 years. The Actuary shall utilize for the purpose of that conversion the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence.

          (b) If a Member who had elected an optional form of payment under this Section 3.03 dies after the date his benefit payments under the Plan had commenced, the only death benefit, if any, payable under the Plan in respect of said Member shall be the amount, if any, payable under the optional form of payment which the Member had elected under the Plan. If a Member who had elected an optional form of payment under this Section 3.03 dies before the date his benefit payments under the Plan commence, his election of an optional form of benefit shall be inoperative and the death benefit described below in Section 3.04 shall be payable to the Member’s beneficiary.

          (c) An election of an optional form of payment under this Section 3.03 may be made only on a form prescribed by the Committee, filed by the Member with the Committee, and consented to by the Committee prior to the commencement of payment of his benefit.

     3.04 Upon the death of a Member who had not elected an optional form of payment under Section 3.03 above or who died before the date the benefit payments under his elected optional form of payment commenced, a death benefit shall be paid to the Member’s beneficiary in annual installments over a period of 10 years, or such shorter period as the Member’s beneficiary may elect with the consent of the Committee in the same manner as provided in Section 3.03(c), above, for a Member’s option election. The benefit under this Section is equal to the excess, if any, of (i) over (ii), where

“(i)”	is an amount equal to 12 times the annual pension benefit, if any, payable under Section 3.02 above, and

“(ii)”	is the sum of the benefit payments, if any, which the member had received under the Plan.

     3.05 If a Member to whom an annual pension benefit is payable under the Plan dies before commencement of the payment of his benefit, the death benefit payable under Section 3.04 (and referred to in Section 3.02) shall be payable to the Member’s beneficiary beginning no later than April 1 of the calendar year following the calendar year in which the Member died.

     3.06 If a Member to whom an annual pension benefit is payable under the Plan becomes Disabled before the commencement of the payment of his benefit, and he files an application for benefits with the Plan within 13 months of the date he became Disabled, a Disability Retirement Benefit equal to the annual pension benefit earned by the Member pursuant to Section 3.01 as of the date the Member terminated employment with the Bank shall be payable to the Member. For purposes of the Plan, unless the Member selects an optional form of benefit under the Plan before the date he became Disabled, the Disability Retirement Benefit will be made in the “Regular Form” of payment.

     3.07 If a Member is restored to employment with the Bank after payment of his benefit under the Plan has commenced, all payments under the Plan shall thereupon be discontinued. In the Member’s subsequent retirement or other termination of employment with the Bank, his benefit under the Plan shall be recomputed in accordance with Sections 3.01 and 3.02 and shall be paid to such Member in accordance with the provisions of the Plan.

     3.08 Notwithstanding any contrary provision of the Plan, if on the date payment under the Plan would otherwise commence, the lump sum settlement value of a Member’s total Plan benefit (i.e., Pension benefits and Thrift benefits combined) determined by the Actuary does not exceed $20,000, then such Member’s benefit may be paid in the form of a lump sum settlement at the discretion of the Committee.

     3.09 All annual pension benefits under the Plan shall be paid in monthly, quarterly, or annual installments, as determined by the Committee in its discretion. Benefits shall commence as soon as practicable following the Member’s retirement date under the Retirement Fund or as soon as practicable following the date the Member became Disabled and properly applied for benefits under the Plan, except that no benefits shall be paid prior to the date that benefits under the Plan can be definitely determined by the Committee.

ARTICLE IV. AMOUNT AND PAYMENT OF THRIFT BENEFITS

     4.01 If the employee’s contributions under the Thrift Plan for such year have reached the maximum permitted by the Code Limitations as determined by the Committee, and if the employee is one of a select group of management and highly compensated employees designated by the Committee, and if the employee elects to reduce his compensation for the current calendar year by delivering a written election to the Committee prior to the date such compensation is earned on such form as the Committee may designate, then such employee shall be credited with an elective contribution addition under this Plan equal to the reduction in his compensation made in accordance with such election; provided, however, that the sum of all such elective contribution additions for an employee with respect to any single calendar year shall not be greater than the excess of (i) over (ii), where

“(i)”	is the maximum amount of compensation (as defined by the Thrift Plan if its provisions were administered without regard to the Code Limitations) permitted to be deferred by the employee under the Thrift Plan without regard to any limitation or reduction on elective contributions required by the Code Limitations; and

“(ii)”	is an amount equal to his regular account and 401(k) account contributions actually made under the Thrift Plan for the calendar year after giving effect to any limitation or reduction on elective contributions required by the Code Limitations.

If the reduction in an employee’s compensation under such election is determined to exceed the maximum allowable elective contribution additions for such year, the excess and any related earnings credited under Section 4.03 of the Plan shall be paid to such employee within the first two and one-half months of the succeeding calendar year.

     4.02 If a portion of an employee’s regular account contribution or 401(k) account contribution to the Thrift Plan for the preceding year is returned to an employee after the end of such preceding year on account of the Code Limitations, and if the employee is one of a select group of management and highly compensated employees designated by the Committee, and if the employee elects to reduce his compensation for the current year by an amount up to the sum of Thrift Plan contributions and related earnings returned to him for the preceding year by delivering a written election to the Committee prior to the date such compensation is earned on such form as the Committee may designate, then such employee shall be credited with a makeup contribution addition under this Plan equal to the reduction in his compensation made in accordance with such election.

     4.03 For each elective contribution addition credited to an employee under Section 4.01, such employee shall also be credited with a matching contribution addition under this Plan equal to the matching contribution, if any, that would be credited under the Thrift Plan with respect to such amount if contributed to the Thrift Plan, determined as if the provisions of the Thrift Plan were administered without regard to the Code Limitations and determined after taking into account the employee’s actual contributions to and actual matching contributions under the Thrift Plan. For each makeup contribution addition credited to an employee under Section 4.02, such employee shall also be credited with a matching contribution addition under this Plan equal to the matching contribution, if any, that was lost under the Thrift Plan with respect to the contributions returned for the preceding calendar year.

     4.04 The Committee shall maintain a thrift benefit account on the books and records of the Bank for each employee who is a Member by reason of amounts credited under Section 4.01 or 4.02. The elective contribution additions, makeup contribution additions and matching contribution additions of a Member under Sections 4.01, 4.02 and 4.03 shall be credited to the Member’s thrift benefit account as soon as reasonably practicable after the date that the compensation reduced under Section 4.01 and/or 4.02 would otherwise have been paid to such Member.

     4.05 A Member’s thrift benefit account shall be credited from time to time with a certain return on investment (positive or negative) that is substantially equivalent to the net return on investment that would have been earned on the Member’s elected investments from those available under the Thrift Plan (or substantially equivalent investments offered by a separate financial institution), or at such other return on investment in such amount as may be determined by the Committee in its discretion; provided, however, that if the Committee modifies this return on investment figure, such modification shall only have prospective effect; and for amounts already credited under this Plan at the time of such Committee action, no modification shall have the effect of depriving a Member of the right to elect a return on investment substantially equivalent to the return on investment that could be earned by the Member’s selecting between or among the investment options then available under the Thrift Plan. Further, within the Plan’s investment options, a Member may change his elected investments under the Plan as often as permitted by Committee policy, and may continue to do so after retirement, disability retirement or other termination of employment with the Bank.

     4.06. Beginning as soon as reasonably practicable after a Member’s retirement, disability retirement, or other termination of employment from the Bank, the balance credited to the Member’s thrift benefit account shall be paid to the Member in annual installments over a period of 15 years, unless prior to his retirement, disability, or other termination of employment the Member elects, with the consent of the Committee pursuant to Section 4.07 below, to have such amounts paid to him over an installment period that is less than 15 years or in any optional form of payment then permitted under the Thrift Plan. The amount of an annual installment shall be determined by dividing the remaining balance of the account by the number of installments remaining to be made. Notwithstanding the foregoing, if at the time of the Member’s retirement, disability retirement or other termination of employment from the Bank the value of the portion of his account that is to be paid in a non-lump sum manner does not exceed $20,000, then that portion may be paid in the form of a lump sum settlement at the discretion of the Committee.

     4.07. A Member’s optional payment election to receive amounts credited to his thrift benefit account in annual installments for a period that is less than 15 years or in any optional form of payment then permitted under the Thrift Plan may be made only on a form prescribed by the Committee, filed by the Member with the Committee and consented to by the Committee prior to the commencement of payment of his benefit.

     4.08. Unless a pension purchase option is selected pursuant to Section 4.06 above, if a Member dies prior to receiving the balance credited to his thrift benefit account, the balance shall be paid to his beneficiary in annual installments over a period of 10 years, or such shorter period as the beneficiary may elect with the consent of the Committee pursuant to the same requirements as set forth in Section 4.07, above.

     4.09 If a Member terminates employment with the Bank because of becoming Disabled, such Member shall have the same payment options as described in Section 4.06, above.

     4.10 Notwithstanding any contrary provision of the Plan, if on the date payment under the Plan would otherwise commence the lump sum settlement value of the Member’s total Plan benefit (i.e., Pension benefits and Thrift benefits combined) determined by the Actuary does not exceed $20,000, then that Member’s benefit may be paid in the form of a lump sum settlement at the discretion of the Committee.

ARTICLE V. SOURCE OF PAYMENTS

     5.01 All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Bank, notwithstanding that the Bank, in its discretion, may establish a bookkeeping reserve or a grantor trust (as such term is used in Code Sections 671 through 677) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member or prospective member or beneficiary. No benefit whatever provided by the Plan shall be payable from the assets of the Retirement Fund or the Thrift Plan.

     5.02 No member shall have any right, title or interest whatever in or to any investments which the Bank may make or any specific assets which the Bank may reserve to aid it in meeting its obligations under the Plan. To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.

ARTICLE VI. DESIGNATION OF BENEFICIARIES

     6.01 Each Member of the Plan may file with the Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death. The Member may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Member’s death, and in no event shall it be effective as of a date prior to such receipt.

     6.02 If no such beneficiary designation is in effect at the time of a Member’s death, or if no designated beneficiary survives the Member, or if, in the opinion of the Committee, such designation conflicts with applicable law, the Member’s estate shall be deemed to have been designated his beneficiary and shall be paid the amount, if any, payable under the Plan upon the Member’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank therefor.

ARTICLE VII. ADMINISTRATION OF THE PLAN

     7.01 The Committee shall have general authority over and responsibility for the administration and interpretation of the Plan. The Committee shall have full power and authority to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and any trust referred to in Article V above, and the calculation of the amount of benefits payable thereunder, and to review claims for benefits under the Plan. Unless arbitrary or capricious, the Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.

     7.02 The Committee shall arrange for the engagement of the Actuary, and if the Committee deems it advisable, it shall arrange for the engagement of legal counsel and certified public accountants (who may be counsel or accountants for the Bank), and other consultants, and make use of agents and clerical or other personnel, for purposes of the Plan. The Committee may rely upon the written opinions of such Actuary, counsel, accountants and consultants, and upon any information supplied by the Retirement Fund or the Thrift Plan for purposes of Sections 3.01 and 4.01 of the Plan, and delegate to any agent or to any sub-committee or Committee member its authority to perform any act hereunder, including without limitations those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee. The Committee shall report to the Board of Directors, or to a committee designated by the Board, at such intervals as shall be specified by the Board of such designated committee, with regard to the matters for which it is responsible under the Plan.

     7.03 No Committee member shall be entitled to act on or decide any matters relating solely to such member or any of his rights or benefits under the Plan.

     7.04 The Committee member shall not receive any special compensation for serving in such capacity but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Committee or any member thereof in any jurisdiction.

     7.05 All claims for benefits under the Plan shall be submitted in writing to the Chairman of the Committee. Written notice of the decision on each such claim shall be furnished with reasonable promptness to the Member or his beneficiary (the claimant). The claimant may request a review by the Committee of any decision denying the claim in whole or in part. Such request shall be made in writing and filed with the Committee within 30 days of such denial. A request for review shall contain all additional information which the claimant wishes the Committee to consider. The Committee may hold any hearing or conduct any independent investigation which it deems desirable to render its decision, and the decision on review shall be made as soon as feasible after the Committee’s receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested persons as to all matters relating to the Plan.

     7.06 All expenses incurred by the Committee in its administration of the Plan shall be paid by the Bank.

ARTICLE VIII. AMENDMENT AND TERMINATION

     8.01 The Board of Directors of the Bank may amend, suspend or terminate, in whole or in part, the Plan without the consent of the Committee, any Member, beneficiary or other person, except that no amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Member, beneficiary or other person to benefits under the Plan which have accrued prior to the date of such action, as determined by the Committee in its sole discretion. The Committee may adopt any amendment or take any other action which may be necessary or appropriate to facilitate the administration, management and interpretation of the

Plan or to conform the Plan thereto, provided any such amendment or action does not have a material effect on the then currently estimated cost to the Bank of maintaining the Plan.

ARTICLE IX. GENERAL PROVISIONS

     9.01 The Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns and the Members, and the successors, assigns, designees and estates of the Members. The Plan shall also be binding upon and inure to the benefit of any successor bank or organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another bank which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Members’ rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. In such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term Bank shall refer to such other bank and the Plan shall continue in full force and effect.

     9.02 Neither the Plan nor any action taken thereunder shall be construed as giving to a Member the right to be retained in the employ of the Bank or as affecting the right of the Bank to dismiss any member from its employ.

     9.03 The Bank shall withhold or cause to be withheld from all benefits payable under the Plan all federal, state, local or other taxes required by applicable law to be withheld with respect to such payments.

     9.04 No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of and any attempted disposition of such right or interest shall be null and void.

     9.05 If the Committee shall find that any person to whom any amount is or was payable under the Plan is unable to care for his affairs because of illness, accident or is a minor, or has died, then any payment, or any part thereof, due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee is so inclined, be paid to such person’s spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Bank therefor.

     9.06 All elections, designations, requests, notices, instructions, and other communications from a Member, beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee and shall be mailed by first-class mail or delivered to such location as shall be specified by the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

     9.07 The benefits payable under the Plan shall be in addition to all other benefits provided for employees of the Bank and shall not be deemed salary or other compensation by the Bank for the purpose of computing benefits to which he may be entitled under any other plan or arrangement of the Bank.

     9.08 No Committee member shall be personally liable by reason of any instrument executed by him or on his behalf, or action taken by him, in his capacity as a Committee member nor for any mistake of judgment made in good faith. The Bank shall indemnify and hold harmless each Committee member and each employee, officer or director of the Bank, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud or bad faith.

     9.09 As used in the Plan the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.

     9.10 The captions preceding the Sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

     9.11 The Plan shall be construed according to the laws of the State of Ohio in effect from time to time.